Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exponent, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333- 31830, 333-67806, 333-99243, 333-106105, 333-117108, 333-128141, 333-138618, 333-151238, and 333-184058) on Form S-8 of Exponent, Inc. of our report dated February 26, 2016, with respect to the consolidated balance sheets of Exponent, Inc. as of January 1, 2016 and January 2, 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 1, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 1, 2016, which report appears in the January 1, 2016 annual report on Form 10-K of Exponent, Inc.

/s/ KPMG LLP
San Francisco, California
February 26, 2016